NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE MKT LLC (the 'Exchange' or 'NYSE MKT') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of common stock ('Common Stock') of American Spectrum Realty, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on April 13, 2015, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. NYSE Regulation reached its decision to initiate delisting proceedings pursuant to Section 1009 of the NYSE MKT Company Guide (the ‘Company Guide’) because of (i) the Company’s inability to file its outstanding periodic reports with the SEC, as required under Sections 134 and 1101 of the Company Guide, within the requisite timeframes prescribed under Section 1009; (ii) the financial condition of the Company, which is so impaired that its appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature, pursuant to Section 1003(a) of the Company Guide of the Company Guide and (iii) the Company’s failure to comply with Section 1003(d) of the Company Guide, which requires timely disclosure of important corporate developments. 1. On February 19, 2015, NYSE Regulation, Inc. determined that the Company had failed to comply with Section 134, 1101, 1003(a) and 1003(d) of the Company Guide and that the Common Stock should be suspended immediately from trading, and directed the preparation and filing with the SEC of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and letter on February 19, 2015. 2. Pursuant to the above authorization, a press release was issued on February 19, 2015 and an announcement was made on the 'ticker' of the Exchange immediately and at the close of the trading session on February 19, 2015 of the suspension of trading in the Common Stock. Similar information was included on the Exchange’s website. 3. Pursuant to Sections 1009(d) and 1203 of the Company Guide, the Company had a right to appeal to a Listings Qualification Panel (the 'Panel') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Office of the General Counsel of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.